Exhibit 23.4

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Damon Inc. of our report dated December 28, 2023, relating to the consolidated financial statements of Damon Motors Inc. (the Company). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Canada LLP

BDO Canada LLP

Vancouver, Canada

February 14, 2025